Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2013 (except Note 17, as to which the date is August 1, 2013), relating to the consolidated financial statements of Marrone Bio Innovations, Inc. included in Amendment No.5 to the Registration Statement (Form S-1 No. 333-189753) and related Prospectus of Marrone Bio Innovations, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Sacramento, California

August 1, 2013